Exhibit 99.1

s4

Press Release

FOR IMMEDIATE RELEASE

CTO Realty Growth Closes

$1.0 Billion Unsecured Credit Agreement

- Extends Debt Maturities with Nearest Maturity September 2029 -

- Enhances Financial Flexibility with $250 Million of Incremental Commitments -

WINTER PARK, FL – September 30, 2026 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”), an owner and operator of high-quality, open-air shopping centers located primarily in the higher growth Southeast and Southwest markets of the United States, today announced that it closed a $1.0 billion amended and restated unsecured credit facility (the “Credit Facility”).  Highlights are as follows:

●	$1.0 billion Credit Facility comprised of:
o	A $400 million revolving credit facility due September 2030, with two six-month extension options,
o	A $150 million term loan due September 2029, upsized from $125 million (the “2029 Term Loan”),
o	A $150 million term loan due September 2030, upsized from $125 million (the “2030 Term Loan”),
o	A new $150 million term loan due September 2031 (the “2031 Term Loan”), and
o	A new $150 million term loan due March 2032 (the “2032 Term Loan”)
●	Increases weighted average maturity of outstanding debt at closing to 4.3 years from 1.6 years, excluding extension options
●	Borrowings bear interest at SOFR plus a spread determined by a pricing grid based on the Company’s leverage ratio
●	Proceeds were used to repay outstanding borrowings under the Company’s previous $300 million revolving credit facility, its $100 million term loan due January 2027, and its $100 million term loan due January 2028

“The new Credit Facility extends our debt maturity profile and increases total commitments by $250 million, providing additional capacity to fund the growth of our high-quality, open-air shopping center portfolio. We appreciate the continued support of our existing banking partners and are pleased to welcome our new lenders to the expanded Credit Facility,” said Philip R. Mays, Senior Vice President, Chief Financial Officer and Treasurer of CTO Realty Growth.

At closing, the Company applied certain SOFR swaps to the term loans, resulting in initial fixed interest rates, based on the Company’s current leverage ratio, of 5.3% for the 2029 Term Loan, 4.9% for the 2030 Term Loan, 4.8% for the 2031 Term Loan, and 3.4% for the 2032 Term Loan. The fixed rate on the 2032 Term Loan will adjust to approximately 5.3% in February 2027. The Company has also executed forward-starting swaps that will replace certain existing swaps as they expire, resulting in periodic interest rate adjustments during the terms of the loans.

The Credit Facility was provided by a syndicate of banks led by KeyBank National Association, as administrative agent. Co-syndication agents included Bank of America, N.A., The Huntington National Bank, PNC Bank, National Association, Regions Bank, Truist Bank, and Wells Fargo Bank, N.A. Additional participating banks included Associated Bank, National Association, Pinnacle Bank, Raymond James Bank, and Santander.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. owns and operates high-quality, open-air shopping centers located primarily in the higher growth Southeast and Southwest markets of the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “opportunity,” “upside,” “outlook,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Statements, among others, relating to the Company’s borrowing capacity under the Credit Facility, the expected interest rates on the term loans, including the impact of forward-starting swaps, and the Company’s ability to fund future growth are forward-looking statements.

Although forward-looking statements are made based upon management’s present expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, ongoing geopolitical war, distress in the banking sector, and global supply chain disruptions; credit risk associated with the Company investing in commercial loans, preferred equity, and similarly structured investments; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants or borrowers to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Contact:

Investor Relations

ir@ctoreit.com